Exhibit 15




CUC INTERNATIONAL INC. AND SUBSIDIARIES

EXHIBIT 15 -- LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

January 23, 1997

Shareholders and Board of Directors
CUC International Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of CUC International Inc. for the registration of 5,622,327 shares (post-split) of its common stock of our report dated December 2, 1996 relating to the unaudited consolidated interim financial statements of CUC International Inc. that are included in its Quarterly Report on Form 10-Q for the quarter ended October 31, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                        ERNST & YOUNG LLP



Stamford, Connecticut